Exhibit 10.8

LICENSE AGREEMENT (“Agreement”), effective as of February 25, 2008 (the “Effective Date”)

BETWEEN

Advanced Cell Technology, Inc., a Delaware corporation with offices located at 381 Plantation Street, Worcester, Massachusetts 01605, the United States of America, lawfully represented by its director William M. Caldwell, IV (“ACT” or “Licensor”)

and

Pharming Technologies B.V., a private limited liability company incorporated and existing under the laws of the Netherlands, having its registered office at Darwinweg 24, 2333 CR Leiden, the Netherlands, lawfully represented by its directors Dr. R. Strijker and Dr. B. M. Giannetti (“Pharming” or  “Licensee”)

(Pharming and ACT sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS:

1.                                       Pharming and Infigen, Inc. (“Infigen”) previously entered into a License and Settlement Agreement that was executed by Pharming and Infigen on July 9, 2004 and July 13, 2004, respectively”), a copy of which is attached hereto as Exhibit A (the “Original Agreement”).

2.                                       Under the Original Agreement, Pharming obtained certain exclusive and nonexclusive rights to patents owned by Infigen.

3.                                       Infigen ceased conducting its business, and certain of the patents previously owned by Infigen were acquired by ACT pursuant to a Patent Assignment Agreement (the “Assignment Agreement”) dated February 2, 2007 between ACT and Infigen.

4.                                       Under the Assignment Agreement, ACT agreed to honor the Original Agreement with respect to the Infigen Patents (as defined herein) and subject to the terms and conditions of the Assignment Agreement; and

5.                                       Pharming and ACT have agreed that the Original Agreement should be restated to clarify the Parties’ respective rights and to reflect certain agreements reached by Pharming and ACT concerning the patent rights previously licensed to Pharming under the Original Agreement.

DECLARE THAT THEY HAVE ENTERED INTO AGREEMENT AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1                               “Infigen Patents” means the patents and patent applications listed in Exhibit B attached hereto.  The Parties acknowledge and agree that Exhibit B shall be updated by ACT on a yearly basis to reflect the actual status of the Infigen Patents.

1.2                               “Pharming Field” means all uses and applications in or related to non-human animals.

1.3                               “ACT Field” means all uses and applications in or related to humans.

1.4                               “Territory” means the world.

1.5                               “Improvements”  means all improvements or modifications or adaptations to or, any new application of Infigen Patents or any parts thereof which may be made or acquired by either Party during this Agreement.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

ARTICLE 2 – TERMINATION OF THE ORIGINAL AGREEMENT

The Original Agreement is hereby terminated by mutual agreement of the Parties and all of its provisions are hereby superseded in their entirety and replaced by the provisions of this Agreement, including its Exhibits, provided, however, that ACT and Pharming acknowledge, understand and agree that the Original Agreement shall remain in force as between Pharming and Infigen with respect to all rights, licenses (including the non-exclusive license rights of Pharming under the Original Agreement not covered by Exhibit B and its provisions in relation to these non-exclusive license rights) and obligations relating to any Infigen intellectual property, including without limitation, any patents and patent applications other than the Infigen Patents (licensed hereunder) included in the Original Agreement.  Nothing in this Agreement is intended to terminate or adversely affect any rights obtained by Pharming from Infigen under the Original Agreement except to the extent the Original Agreement is terminated by this Agreement.

ARTICLE 3 -  LICENSE GRANTS AND RETAINED RIGHTS

3.1                               License Grant.  ACT hereby grants to Pharming an exclusive (even excluding ACT), sublicenseable, world-wide, royalty-free, non-terminable (by ACT) and irrevocable license under the Infigen Patents, including Improvements, and including any foreign counterpart applications, together with any and all patents that have issued or in the case of applications heretofore filed, in the future issue therefrom or whose priority date is based thereon; and all related divisionals, continuations, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues or renewals, of the foregoing, in the Pharming Field in the Territory, to make, have made, use, have used, sell, have sold, offer for sale, and import all products covered by this Agreement and to use and have used the technology covered by the Infigen Patents.

3.2                               Sublicenses.  Pharming shall have the right to grant further sublicenses to or under the Infigen Patents in the Pharming Field.

3.3                               Retained Rights.  Pharming acknowledges and agrees that ACT shall retain all rights to exploit the Infigen Patents in the ACT Field.

3.4                               Term of License.  The license granted under Section 3.1 shall endure until the expiry of the last of the Infigen Patents.

ARTICLE 4 - CONSIDERATION

4.1                                     License Fee.  Upon execution of this Agreement, Pharming shall pay to ACT a one-time payment of USD $260,000.00 (TWO HUNDRED SIXTY THOUSAND DOLLARS) (the “License Fee”).  The License Fee shall be via wire transfer to ACT in accordance with the wire instructions set forth in Exhibit C attached hereto.

4.2                               No Additional Compensation.  ACT is not entitled to any renumeration, royalty or other compensation other than as provided in Section 4.1.

ARTICLE 5 – PAYMENTS AND RECORDS

[Intentionally Omitted]

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

6.1                               ACT represents and warrants that from the effective date of the Assignment Agreement it is the owner of the Infigen Patents and all registration and renewal fees with regard to the Infigen Patents have been paid and will be paid during the duration of this Agreement.

6.2                               ACT represents and warrants that from the effective date of the Assignment Agreement no other patents have been transferred by Infigen to ACT than the patents listed in Exhibit B of this Agreement.

6.3                               ACT represents and warrants that except as set forth in the disclosure schedule set forth in Exhibit D attached hereto there exist no any other licenses to use the Infigen Patents.  ACT further represents and warrants that it will not grant any further licenses to use Infigen Patents to any third party

6.4                               ACT represents and warrants that the execution, delivery and performance of this Agreement by ACT (i) are within its corporate powers, and (ii) have been duly authorized by all necessary corporate action on ACT’s part.

6.5                               ACT represents to the best of its knowledge:

(a)                                that the Infigen Patents are valid or remain valid;

(b)                               that the practice of the inventions disclosed in the Infigen Patents do not violate patent or other rights of third parties;

(c)                                that the Infigen Patents are not subject to any legal proceedings, litigation or interference;

(d)                               that since the acquisition of the Infigen Patents by ACT the Infigen Patents have been properly maintained and all fees due have been paid.

6.6                               Pharming represents and warrants that the execution, delivery and performance of this Agreement by Pharming (i) are within its corporate powers, and (ii) have been duly authorized by all necessary corporate action on Pharming’s part.

6.7                               Pharming hereby represents, warrants and covenants that it shall comply in all material respects with all local, state, federal and international laws and regulations relating to the exploitation of the Infigen Patents, including in connection with the development, manufacture, use, provision, and sale of products and services covered by the Infigen Patents.

ARTICLE 7:  INTELLECTUAL PROPERTY RIGHTS

7.1                               ACT shall take all necessary actions, including payment of registration and renewal fees, to maintain the patents licensed hereunder and to obtain patents from pending and future applications.  ACT shall not abandon any such patent or allow it to expire without Pharming’s written consent.  If ACT is unable or unwilling to maintain any patent or prosecute a pending application which is the subject of this Agreement and Pharming does not consent to any such patent or application being abandoned, ACT will transfer the patent or patent application in question to Pharming free of charge.

7.2                               The Parties agree to use their best efforts to notify each other in writing without delay, and provide all relevant information, of any infringement by a third party of the Infigen Patents or any third party claim of invalidity or unenforceability of the Infigen Patents.  Pharming shall have the sole right, at its discretion and without obligation, to prosecute and defend such claims in the Pharming Field, under its primary control and it sole expense, employing counsel of its own choosing.  ACT shall have the sole right, at its discretion and without obligation, to prosecute and defend such claims in the ACT Field, under its sole primary control and it sole expense, employing counsel of its own choosing.  ACT will permit any action or defense hereunder to be brought in its name if required by law.

7.3                               If a Party elects not to exercise its right to prosecute or take other appropriate action in connection with an infringement or misappropriation, or elects not to defend any third party claim of invalidity or unenforceability of, the Infigen Patents, including an election to abandon any action or defense previously begun, or fails to take any such action or defense within sixty (60) days of first receiving notification of such infringement, misappropriation or claim of invalidity or unenforceability, the other Party may do so at its own expense. In case ACT shall be the abandoning Party, ACT will transfer the Infigen Patents in question to Pharming free of charge.

7.4.                            In the event of any infringement or misappropriation suit against a third party brought by either Party pursuant to this Article, or the defense of any third-party claim of invalidity or unenforceability, the Party so proceeding shall pay to the other Party all of its reasonable costs and expenses (but not attorney’s fees) in connection with such action and such other Party shall join in and reasonably cooperate with respect to such action to the extent necessary to initiate and maintain it (e.g., by providing relevant documents, witnesses and testimony, etc.).

7.5                               If either Party brings an action or defense under this Article, any damages or other monetary awards recovered by that Party shall be applied proportionately first to defray the unreimbursed costs and expenses (including reasonable attorneys’ fees) incurred by both Parties in the action or defense.  Any remaining balance shall be the property of the Party bringing the action or defense.

7.6                               No settlement, consent judgment or other voluntary final disposition of a suit being prosecuted by a Party under this Article may be entered into without the consent of the other Party if such settlement, consent judgment or other voluntary final disposition would alter, derogate or diminish such other Party’s rights under this Agreement or otherwise materially adversely affect such other Party, which consent shall not be unreasonably withheld or delayed.

7.7                               Except as set forth in this Article, ACT will not undertake any action that would adversely affect Pharming’s rights under the Infigen Patents and/or under Pharming’s intellectual property rights in the area of generation and use of transgenic cattle without the prior written consent of Pharming, which consent shall not be unreasonably withheld.  It will not be considered a breach of this Article if ACT gives truthful information or testimony to a third party reasonably entitled to request and/or receive such information including, but not limited to, testimony given in response to a lawful subpoena, requests for information by a regulatory body, or the like.

7.8                               ACT shall, to the extent permitted by the national law of relevant country(ies) register and record the license granted hereunder in the official register of the relevant national Patent Office or the approved authority.

ARTICLE 8 - CONFIDENTIALITY

8.1                               The Parties shall maintain the confidentiality in respect of each others confidential information and confidential information of third parties that is provided by each to the other, unless the information was in the public domain at the time at which it was provided or the information was provided to the recipient by a third party without that third party violating a duty of confidentiality or is known to the recipient Party and is at its free disposal prior to its receipt from the other provided that such prior knowledge can be demonstrated by written evidence.

8.2                               The obligations of confidentiality in this Article shall not prevent either Party disclosing information to the extent required by law, regulatory purposes, or the requirements of any Stock Exchange, provided prior written notice is given to the other Party of such disclosure.

8.3                               The duty of confidentiality provided for in Section 8.1 of this Agreement shall remain in force following termination of this Agreement for a period of five (5) years.

8.4                               The Parties agree that there is no necessity to announce the signing of this Agreement in a press release, except in case Section 8.2 of this Agreement shall apply.

ARTICLE 9 -  TERMINATION

9.1                               Without prejudice to all rights and obligations, Pharming shall be entitled to terminate this Agreement with immediate effect by registered letter and without legal intervention if:

a)                                      ACT is a debtor in bankruptcy or is or will be granted suspension of  payment; or

(b)                                 ACT ceases or will cease to exist or is or will be dissolved.

ACT shall notify Pharming in writing promptly after:  (i) the filing by or against ACT of any petition in bankruptcy or similar filing seeking relief from creditors; (ii) receipt by ACT of any notice of foreclosure and/or default that could reasonably be foreseen to have the effect of preventing Pharming from practicing the licenses granted to it hereunder.

In case Pharming shall elect not to terminate this Agreement for the reasons mentioned in this Section 9.1 of this Agreement, ACT will transfer the Infigen Patents to Pharming free of charge.

9.2                                 Without prejudice to all rights and obligations, ACT shall be entitled to terminate this Agreement with immediate effect by registered letter and without legal intervention if:

a)                                      Pharming is a debtor in bankruptcy or is or will be granted suspension of payment; or

(b)                                 Pharming eases or will cease to exist or is or will be dissolved, except in case Section 11.2 of this Agreement shall apply.

Pharming shall notify ACT in writing promptly after:  (i) the filing by or against Pharming of any petition in bankruptcy or similar filing seeking relief from creditors; (ii) receipt by Pharming of any notice of foreclosure and/or default that could reasonably be foreseen to have the effect of preventing Pharming from practicing the licenses granted to it.

ARTICLE 10 – LIABILITY AND INDEMNITY

10.1                                                                          ACT shall indemnify and hold Pharming and its affiliates harmless against all claims which are made or brought against or incurred or suffered by Pharming arising out of or as a result of a breach by ACT of any representation or warranty of ACT under this Agreement, or any of ACT’s obligations under this Agreement, or arising out of the negligence or willful misconduct of ACT.

10.2                                                                          Pharming shall indemnify and hold ACT and its affiliates harmless against all claims which are made or brought against or incurred or suffered by ACT arising from a breach by Pharming of any of its obligations set forth in this Agreement or arising out of the death or injury to any person or persons or out of any damage to tangible property resulting from, or otherwise attributable to, the making, using, development, and/or sale by Pharming of any products under this Agreement.

10.3                                                                         THIRD PARTY CLAIMS. Each Party shall give the other Party prompt notice of any claim for which indemnification under this Article 10 is or may be applicable and will cooperate with the indemnifying Party in the defense or settlement of such claim at the indemnifying Party’s expense.  The indemnifying Party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to control settlement discussions) with counsel reasonably satisfactory to the other Party, which other Party may, at its own expense, participate in the defense of any claim after the indemnifying Party assumes control of the defense thereof.  No claim that is subject to indemnification under this Article 10 shall be settled or otherwise compromised other than by the Party defending such claim, and then only with the prior written consent of the other party, which shall not be unreasonably withheld or delayed; it shall not be unreasonable to withhold consent if the settlement or compromise either (a) imposes on the indemnified Party any liability or obligation which cannot be assumed and performed in full by the indemnifying Party, or (b) materially adversely affects the indemnified party or its rights hereunder.  The failure of the indemnified Party to deliver notice to the indemnifying Party promptly after the commencement of any such action shall not release the indemnifying Party from any liability to the indemnified Party under this Article 10 other than any liabilities directly attributable to such failure.

10.4                                                                         LIMITATION OF LIABILITY.  In no event shall either Party be liable to the other for any indirect or consequential loss or damages howsoever caused arising out of or as a result of this Agreement, howsoever the liability  arises including (but not limited to) breach of contract, negligence or tort or breach of any statutory duty.

ARTICLE 11 -  MISCELLANEOUS

11.1                         Without prior written permission of Pharming which cannot be unreasonably withheld, ACT is not entitled to transfer all (or a part) of the rights and obligations arising from this Agreement to third parties.

11.2                         Pharming  is entitled to transfer all (or a part) of the rights and obligations arising from this Agreement to a company belonging to the Pharming group and/or to third parties, without the permission of ACT.

11.3                         Pharming shall comply in all material respects with all local, state, federal and international laws and regulations relating to the development, manufacture, use, provision, and sale of products under this Agreement.

11.4                         If any term or provision of this Agreement is declared invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the court shall be authorized to modify the invalid provision to the extent and in the manner necessary to render it enforceable.

11.5                         This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

11.6                         This Agreement shall be governed and construed in accordance with the laws of the Netherlands. Any dispute concerning this Agreement shall be exclusively judged by the competent court of the city of the Hague, the Netherlands.

11.7                         The licenses granted hereunder are effective and fully compliant with 11 USC Section 365(n) and 11 USC Section 362 of the United States Bankruptcy code such that Pharming can fully exploit such the licenses.

11.8                         This Agreement is binding upon and shall inure to the benefit of the respective successors and/or assigns of the Parties hereto.

[The next page is the signature page]

In witness whereof, drawn up in duplicate and signed by both parties, as of the Effective Date first mentioned above.

PHARMING TECHNOLOGIES B.V.	ADVANCED CELL TECHNOLOGY, INC.

/s/ Dr. R. Strijker	/s/ William M. Caldwell, IV
Dr. R. Strijker	Mr. William M. Caldwell, IV
Chief Commercial Officer	Chief Executive Officer

/s/ Dr. B.M. Giannetti
Dr. B.M. Giannetti
Chief Operations Officer